UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2006
ENCORE ACQUISITION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-16295	75-2759650
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 Main Street, Suite 1400, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 877-9955
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On March 27, 2006, Encore Acquisition Company (the “Company”) entered into a joint development agreement with ExxonMobil Corporation (“ExxonMobil”) to develop seven natural gas fields in West Texas. The agreement covers certain formations in the Parks, Pegasus and Wilshire Fields in Midland and Upton Counties, the Brown Bassett Field in Terrell County and Block 16, Coyanosa and Waha Fields in Ward, Pecos and Reeves Counties. Targeted formations include the Barnett, Devonian, Ellenberger, Mississippian, Montoya, Silurian, Strawn and Wolfcamp horizons.
     Under the terms of the agreement, the Company will have the opportunity to develop approximately 100,000 gross acres. The Company will earn 30% of ExxonMobil’s working interest in each well drilled. The Company will operate each well during the drilling and completion phase, after which ExxonMobil will assume operational control of the well.
     The Company will earn the right to participate in all fields by drilling a total of 24 commitment wells. During the commitment phase, ExxonMobil will have the option to receive advanced funds from the Company attributable to ExxonMobil’s 70% working interest in each commitment well. Once a commitment well is producing, ExxonMobil will repay 95% of the advanced funds through the Company’s monthly receipt of future proceeds of oil and natural gas sales. If a commitment well is nonproductive, ExxonMobil will not be under any obligation to repay the advanced funds. As an alternative to receiving advanced funds during the commitment phase, ExxonMobil can elect to participate on a heads-up basis for each well. After the Company has fulfilled its obligations under the commitment phase, the Company will be entitled to a 30% working interest in future drilling locations. The Company will have the right to propose and drill wells for as long as the Company is engaged in continuous drilling operations.
     In 2006, the Company intends to drill 22 wells and invest $17 million of net capital in developing the ExxonMobil natural gas fields in West Texas. The Company estimates drilling approximately 71 wells and investing approximately $55 million of net capital in 2007. The Company anticipates operating 4 rigs in West Texas by the end of 2006, and plans to increase the rig count to 8 by the end of 2007. In addition, the Company plans to advance funds attributable to ExxonMobil’s working interest totaling approximately $38 million and $30 million in 2006 and 2007, respectively.
CAUTIONARY STATEMENT
     This Current Report on Form 8-K includes forward-looking statements, which give the Company’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: the benefits of the ExxonMobil agreement; the number of gross acres subject to the agreement; the Company’s ability to drill and complete commitment wells; ExxonMobil’s election to receive advanced funds or participate on a heads-up basis; the number of wells to be drilled and rigs operating during specified time periods; the expected amount of the Company’s capital expenditures (both on a gross and net basis); and any other statements that are not historical facts. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; hedging arrangements (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the Company’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of the Company’s competitors; regulatory developments; environmental risks; general economic and business conditions; industry trends; and other factors detailed in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENCORE ACQUISITION COMPANY
Date: March 28, 2006	By:	/s/ Robert C. Reeves
Robert C. Reeves
Senior Vice President, Chief Accounting Officer, Controller and Assistant Corporate Secretary